Exhibit 10.1
Form of Phantom Unit Award
Copano Energy, L.L.C.
Long-Term Incentive Plan
Grant of Phantom Units
With DERs
Grantee:
Grant Date:
1.	Grant of Phantom Units with DERs. Copano Energy, L.L.C. (the “Company”) hereby grants to you ___Phantom Units under the Copano Energy, L.L.C. Long-Term Incentive Plan, as amended (the “Plan”) on the terms and conditions set forth herein and in the Plan, which is incorporated herein by reference as a part of this Agreement. This grant of Phantom Units includes a tandem Distribution Equivalent Right (“DER”) grant with respect to each Phantom Unit. The Company shall establish a DER bookkeeping account for you with respect to each Phantom Unit granted hereunder that shall be credited with an amount equal to any cash distributions made by the Company on a Unit during the period such Phantom Unit is outstanding. In the event of any conflict between the terms of this Agreement and the Plan, the Plan shall control. Capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed to such terms under the Plan, unless the context requires otherwise.
2.	Regular Vesting. Except as otherwise provided in Paragraph 3 below, the Phantom Units granted hereunder shall become vested in accordance with the following schedule:

Cumulative
Vesting Dates	Vested Percentage

Tandem DERs shall be subject to vesting and forfeiture under the same terms and conditions as apply to the Phantom Units to which they correspond and, to the extent vested, will be paid at the time of payment of the vested Phantom Units to which they correspond. If a Phantom Unit is forfeited, the amount credited to your tandem DER account with respect to such Phantom Unit shall be similarly forfeited.

3.	Events Occurring Prior to Regular Vesting.
(a)	Death or Disability. If, prior to becoming fully vested in the Phantom Units hereby granted, you cease to be an employee of the Company or an Affiliate as a result of your death or a disability that entitles you to benefits under the Company’s or an Affiliate’s

Exhibit 10.1
Form of Phantom Unit Award
long-term disability plan, the Phantom Units then held by you automatically will become fully vested on the Designated Vesting Date (as defined below) that coincides with or immediately follows such termination.

(b)	Other Terminations. If your employment with the Company or an Affiliate terminates for any reason other than as provided in Paragraph 3(a) above, all unvested Phantom Units then held by you automatically shall be forfeited.

(c)	Copano Operations Ceases to be an Affiliate. If (i) Copano Operations ceases to be an Affiliate, (ii) you are an employee of Copano Operations on that date, and (iii) your employment is not transferred to the Company or an Affiliate, the Phantom Units then held by you automatically will become fully vested on the Designated Vesting Date (as defined below) that coincides with or immediately follows the date Copano Operations ceases to be an Affiliate.

(d)	Change of Control. All outstanding Phantom Units held by you automatically shall become fully vested upon a Change of Control.
For purposes of this Agreement, (i) “employment with the Company” or being an “employee of the Company” shall include being an employee, consultant or a director of the Company or an Affiliate and (ii) the “Designated Vesting Dates” shall be February 15, May 15, August 15 or November 15.

4.	Payment. As soon as administratively practicable after the vesting of a Phantom Unit, but not later than five business days thereafter, you shall be paid a Unit; provided, however, the Committee may, in its sole discretion, direct that a cash payment be made to you in lieu of the delivery of such Unit. Any such cash payment shall be equal to the Fair Market Value of the Unit on the date of vesting of the Phantom Unit. If more than one Phantom Unit vests at the same time, the Committee may elect to pay such vested Award in Units, cash or any combination thereof, in its discretion. In addition, upon payment of a vested Phantom Unit, you shall be paid in cash the amount credited to your tandem DER account with respect to such vested Phantom Unit, without interest.

5.	Limitations Upon Transfer. All rights under this Agreement shall belong to you alone and may not be transferred, assigned, pledged, or hypothecated by you in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution and shall not be subject to execution, attachment, or similar process. Upon any attempt by you to transfer, assign, pledge, hypothecate, or otherwise dispose of such rights contrary to the provisions in this Agreement or the Plan, or upon the levy of any attachment or similar process upon such rights, such rights shall immediately become null and void.

6.	Restrictions. By accepting this grant, you agree that any Units which you may acquire upon vesting of this award will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws. You also agree that (i) any certificates representing the Units acquired under this award may bear such legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws, (ii) the Company may refuse to register the transfer of the Units acquired under this award on the transfer records of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law, and (iii) the

Exhibit 10.1
Form of Phantom Unit Award
Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Units to be acquired under this award.

7.	Withholding of Tax. To the extent that the grant, vesting or payment of a Phantom Unit results in the receipt of compensation by you with respect to which the Company or its Affiliate has a tax withholding obligation pursuant to applicable law, the Company or its Affiliate is authorized to withhold from any payment due under this Agreement or from any compensation or other amount owing to you the amount (in cash or Units that would otherwise be issued or delivered to you) of any applicable taxes payable in respect of the lapse of restrictions hereon and to take such other action as may be necessary in the opinion of the Company or its Affiliate to satisfy its withholding obligations for the payment of such taxes.

8.	Insider Trading Policy. The terms of the Company’s Insider Trading Policy are incorporated herein by reference.

9.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and upon any person lawfully claiming under you.

10.	Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Phantom Units granted hereby. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.

11.	Modifications. Except as provided below, any modification of this Agreement shall be effective only if it is in writing and signed by both you and an authorized officer of the Company. Notwithstanding anything in the Plan or this Agreement to the contrary, (a) if the Committee determines that the terms of this grant do not, in whole or in part, satisfy the requirements of new Section 409A of the Internal Revenue Code, the Committee, in its sole discretion, may unilaterally modify this Agreement in such manner as it deems appropriate to cause this Award to comply with or be treated as exempt from such section and any regulations and guidance issued thereunder, and (b) the Committee, in its sole discretion, may unilaterally modify this Agreement in any manner that does not materially reduce your benefit.

12.	Governing Law. This grant shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to conflicts of laws principles thereof.

Copano Energy, L.L.C.
By:
	Name:	Douglas L. Lawing
	Title:	Senior Vice President and General Counsel